Exhibit 99.1

AV Homes Reports Results for Fourth Quarter 2014

Fourth Quarter 2014 Highlights—as compared to the prior year fourth quarter (unless otherwise noted)

•	Total revenue increased 100% to $104.0 million

•	Homebuilding revenue increased 123% to $100.6 million

•	Net income was $1.6 million, or $0.07 per share, compared to $1.8 million, or $0.08

•	Closings increased 123% to 382 units

•	Net new order value increased 142% to $58.7 million on a 131% increase in units

•	Backlog value increased 115% to $85.8 million on 331 units

•	Selling communities increased to 27 from seven and communities with closings increased to 24 from seven

Scottsdale, AZ (February 26, 2015) – AV Homes, Inc. (Nasdaq: AVHI) (“AV Homes” or the “Company”), a developer and builder of active adult and primary residential communities in Florida, Arizona and North Carolina, today announced results for its fourth quarter and full year ended December 31, 2014. AV Homes reported net income attributable to common stockholders of $1.6 million, or $0.07 per share, in the fourth quarter of 2014, compared to $1.8 million, or $0.08 per share, in the fourth quarter of 2013. Total revenue for the fourth quarter of 2014 increased 100% to $104.0 million from $52.0 million in the fourth quarter of 2013.

Roger A. Cregg, President and Chief Executive Officer, commented, “We are pleased with our results for the fourth quarter and full year 2014, as we continue to improve our operating performance highlighted by an increase in the fourth quarter compared to last year of 123% in homes delivered, a 142% increase in net new orders on an increase of 131% in units, 123% growth in homebuilding revenue and posting a profit for the fourth quarter of 2014.”

Mr. Cregg added, “We continue to support our long-term growth strategy, increasing our selling communities with net new orders in the fourth quarter to 27 from seven in the prior year and increasing our communities with closings to 24 compared to seven in the prior year. Our current owned land portfolio is now in excess of 45 communities, and we look forward to their contribution to our selling and closing efforts into 2015.”

Mr. Cregg continued, “For the full year 2014 we increased homes delivered by 98%, increased net new orders 115% in units, generated 103% growth in homebuilding revenue, and leveraged our overheads in division SG&A to 14.1% from 17.0% and corporate G&A to 6.6% from 13.9%. We ended 2014 with a strong financial position and adequate liquidity to support further growth opportunities going into the 2015 selling season.”

The increase in total revenue for the fourth quarter of 2014 compared to the prior year period included a 123% increase in homebuilding revenue to $100.6 million. The increase in homebuilding revenue was driven by: (i) volume increases due to a greater number of communities with closings, primarily from the acquisition of Royal Oak Homes, (ii) higher absorption at the Company’s existing active adult communities, and (iii) a higher average unit price per closing. During the fourth quarter of 2014, the Company closed 382 homes, a 123% increase from the 171 homes closed during the fourth quarter of 2013, and the average unit price per closing rose 3.9% to approximately $257,000 from approximately $247,000 in the fourth quarter of 2013. In addition, the Company recorded $3.4 million of land sales and other revenue in the fourth quarter of 2014, primarily from the sale of excess property in Florida that the Company had classified as held for sale, compared to $6.8 million in the fourth quarter of 2013.

Homebuilding gross margin, which excludes commissions, improved 60 basis points sequentially from the third quarter to 18.3% in the fourth quarter of 2014 and decreased from 20.1% in the fourth quarter of 2013. The decline in gross margin year over year was primarily due to the significant number of new communities coming on-line in 2014 with lower initial margins than the fewer well-established communities in the prior year.

Homebuilding SG&A expense, which includes commissions, as a percentage of homebuilding revenue improved significantly to 12.3% in the fourth quarter of 2014 compared to 15.7% in the fourth quarter of 2013. The decrease was driven by leveraging our fixed costs while growing the revenue base, partially offset by additional costs incurred by new communities that are selling homes but not yet generating revenue from closings. Additionally, corporate general and administrative expenses as a percentage of homebuilding revenue significantly improved to 3.8% in the fourth quarter of 2014 from 9.6% in the same period a year ago. The improvement in the corporate G&A margin continues to demonstrate the favorable cost leverage the Company is achieving in prudently managing its costs while growing the revenue of the business.

The number of new housing contracts signed, net of cancellations, during the three months ended December 31, 2014 increased 138 units to 243, compared to 105 units during the same period in 2013. The increase in housing contracts was primarily attributable to the increase in selling communities from seven to 27. The average sales price on contracts signed in the fourth quarter of 2014 increased 4.6% to $242,000 from $231,000 in the fourth quarter of 2013. The aggregate dollar value of the contracts signed during the fourth quarter increased 142% to $58.7 million, compared to $24.2 million during the same period one year ago. The backlog value of homes under contract but not yet closed at December 31, 2014 increased 115% to $85.8 million on 331 units, compared to $39.9 million on 167 units at December 31, 2013.

Results for the Year ended December 31, 2014

For the year ended December 31, 2014, the Company reported a net loss to common stockholders of $1.9 million, or $0.09 per share, on revenues of $285.9 million. This compares to a net loss to common stockholders of $21.4 million, or $1.34 per share, on revenues of $141.5 million for the year ended December 31, 2013. The net loss to common stockholders in 2013 includes a non-cash charge of $11.9 million, or $0.75 per share, for deemed dividends related to the recognition of a beneficial conversion feature embedded in the convertible preferred stock issued in the second quarter of 2013 and converted to common stock in the third quarter of 2013.

Total revenue for the year ended December 31, 2014 increased 102% to $285.9 million compared to the prior year, including a 103% increase in total homebuilding revenue to $253.3 million, and a $16.3 million increase in land sales. The increase in homebuilding revenue was driven by strong volume increases and improved selling prices. During 2014, the Company reported 953 home closings, a 98% increase from the 481 homes closed during 2013, and the average unit price per closing increased 7% to approximately $255,000, from approximately $238,000 one year ago.

For the year ended December 31, 2014, the Company reported 994 new housing contracts signed, net of cancellations, a 115% increase over the 463 contracts signed during 2013. The dollar value of the contracts signed during 2014 increased 131% to $254.7 million as compared to $110.4 million in 2013.

2015 Outlook

The Company issued the following expectations for its financial performance in 2015:

•	Communities with closings are expected to increase almost 50% from 27 in 2014 to approximately 40 in 2015

•	Closings are expected to increase approximately 68% from 953 units in 2014 to approximately 1,600 units in 2015

•	Average Selling Price (ASP) on homes closed is expect to increase approximately 6.5% to approximately $272,000 in 2015

•	Homebuilding Gross Margins are expected to be approximately 17% in 2015 compared to 18.2% in 2014

•	Division SG&A is expected to improve to approximately 11.5% of homebuilding revenue in 2015, from 14.1% in 2014

•	Corporate G&A is expected to improve to approximately 3% of homebuilding revenue in 2015, from 6.6% in 2014

•	Land Sales are expected to generate approximately $6 million of revenue and approximately $4 million of profit in 2015

•	Interest expense is expected to be approximately $10 million, after capitalization in 2015

•	Net income is expected to be approximately $4 million in 2015 compared to a loss of $2 million in 2014

“We believe the fundamentals that support the new home market continue to improve, with low interest rates, improvements in employment levels, wage growth and consumer confidence, all suggesting the industry is poised for increased sales activity in 2015,” commented Mr. Cregg. “Our outlook for 2015 reflects improving operating performance consistent with our growth strategy that capitalizes on our growth in selling and closing communities to deliver increased revenues in addition to leveraging our overhead cost structure. We believe we are well positioned on the path to improve the profitability and returns of our business.”

The Company will hold a conference call and webcast on Friday, February 27, 2015 to discuss its fourth quarter and full year financial results. The conference call will begin at 8:30 a.m. EST. The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A replay will be available on February 27, 2015 at 11:30 a.m. and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 84543601. The replay will be available until March 6, 2015. In order to access the live webcast, please go to the Investor Relations section of AV Homes’ website at www.avhomesinc.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.

AV Homes, Inc. is engaged in homebuilding and community development in Florida, Arizona and North Carolina. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte and Raleigh markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

This news release, the conference call, webcast and other related items contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements, which include our outlook for 2015, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; competition for home buyers, properties, financing, raw materials and skilled labor; overall market supply and demand for new homes; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness and potential need for additional financing; terms of our financing documents that may restrict our operations and corporate actions; fluctuations in interest rates; our ability to purchase outstanding notes upon certain fundamental changes; contingent liabilities that may affect our liquidity; development liabilities that may impose payment obligations on us; the availability of mortgage financing for home buyers; increased regulation of the mortgage industry; changes in federal lending programs and other regulations; cancellations of home sale orders; declines in home prices in our primary regions; inflation affecting homebuilding costs; the prices and supply of building materials and skilled labor; elimination or reduction of tax benefits associated with home ownership; warrant and construction defect claims; health and safety incidents in homebuilding activities; availability and suitability of undeveloped land and improved lots; ability to develop communities within expected timeframes; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; our ability to recover our costs in the event of reduced home sales; dependence on our senior management; effect of our expansion efforts on our cash flows and profitability; effects of government regulation of development and homebuilding projects; raising healthcare costs; our ability to realize our deferred income tax asset; costs of environmental compliance; impact of environmental changes; dependence on digital technologies and potential interruptions; and potential dilution related to future financing activities, all as described in “Risk Factors” in our most recent Annual Report on Form 10-K for and our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call and the webcast. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Revenues
Real estate revenues
Homebuilding and amenity	$100,646	$45,231	$253,258	$124,651
Land sales	3,428	6,747	32,596	16,303
Other real estate	(114)	32	59	528

Total real estate revenues	103,960	52,010	285,913	141,482

Expenses
Real estate expenses
Homebuilding and amenity	94,650	43,238	243,065	121,753
Land sales	1,093	2,759	22,003	8,111
Other real estate	265	796	1,133	3,450

Total real estate expenses	96,008	46,793	266,201	133,314
Impairment charges, net	—	677	—	(248)
General and administrative expenses	3,677	4,093	15,941	15,975
Interest income and other	(189)	(2,015)	(447)	(2,218)
Interest expense	2,853	315	5,805	2,830

Total expenses	102,349	49,863	287,500	149,653
Equity in earnings (loss) from unconsolidated entities	(6)	(17)	(16)	(101)

Income (Loss) before income taxes	1,605	2,130	(1,603)	(8,272)
Income tax (expense) benefit	—	—	—	—

Net income (loss) and comprehensive loss	1,605	2,130	(1,603)	(8,272)

Net income attributable to non-controlling interests in consolidated entities	—	306	329	1,205

Net income (loss) and comprehensive loss attributable to AV Homes stockholders	$1,605	$1,824	$(1,932)	$(9,477)

Reconciliation of net income (loss) to loss attributable to common stockholders:

Net income (loss)	$1,605	$1,824	$(1,932)	$(9,477)

Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	(11,894)

Income (Loss) attributable to AV Homes common stockholders	$1,605	$1,824	$(1,932)	$(21,371)

Basic and Diluted Income (Loss) Per Share	$0.07	$0.08	$(0.09)	$(1.34)

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$180,334	$144,727
Restricted cash	16,447	3,956
Land and other inventories	383,184	240,078
Receivables	2,906	3,893
Property and equipment, net	36,922	37,844
Investments in unconsolidated entities	17,991	1,230
Prepaid expenses and other assets	20,980	11,138
Assets held for sale	4,051	23,862
Goodwill	6,071	—

Total Assets	$668,886	$466,728

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$16,087	$9,757
Accrued and other liabilities	28,134	14,280
Customer deposits and deferred revenues	4,966	2,323
Estimated development liability	33,003	33,232
Notes payable	299,956	105,402

Total Liabilities	$382,146	$164,994

Contingent convertible cumulative redeemable preferred stock	—	—

Stockholders’ Equity
Common Stock, par value $1 per share
Authorized: 50,000,000 shares
Issued: 22,182,972 shares outstanding at December 31, 2014 22,097,252 shares outstanding at December 31, 2013	$22,183	$22,097
Additional paid-in capital	396,989	394,504
Retained deficit	(129,413)	(127,481)

	289,759	289,120
Treasury stock: at cost, 110,874 shares at December 31, 2014 and December 31, 2013	(3,019)	(3,019)

Total AV Homes stockholders’ equity	286,740	286,101
Non-controlling interests	—	15,633

Total Stockholders’ Equity	$286,740	$301,734

Total Liabilities and Stockholders’ Equity	$668,886	$466,728

The following table provides a comparison of certain financial data related to our operations for three months and year ended December 31, 2014 and 2013 (dollars in thousands):

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Operating income (loss):
Active adult communities
Revenues
Homebuilding	$46,570	$33,452	$124,372	$69,362
Amenity	2,084	1,878	7,960	7,227

Total revenue	$48,654	$35,330	$132,332	$76,589
Expenses
Homebuilding	37,218	26,666	98,992	55,543
Homebuilding selling, general and administrative	5,433	4,942	17,097	12,605
Amenity	2,039	1,836	7,887	8,013

Segment operating income (loss)	$3,964	$1,886	$8,356	$428
Primary residential
Revenues
Homebuilding	$51,446	$9,281	$118,799	$45,611
Amenity	546	620	2,127	2,451

Total revenue	$51,992	$9,901	$120,926	$48,062
Expenses
Homebuilding	42,901	7,493	99,892	36,255
Homebuilding selling, general and administrative	6,627	1,747	17,264	6,930
Amenity	427	517	1,932	2,440

Segment operating income (loss)	$2,037	$144	$1,838	$2,437
Commercial and industrial and other land sales
Revenues	$3,428	$6,747	$32,596	16,303
Expenses	1,093	2,759	22,003	8,111

Segment operating income	$2,335	$3,988	$10,953	$8,192
Other operations
Revenues	$(114)	$32	$59	$528
Expenses	10	243	58	546

Segment operating income (loss)	$(124)	$(211)	$1	$(18)
Operating income (loss)	8,212	5,807	20,788	11,039

Unallocated income (expenses):
Interest income and other	$189	$2,015	$447	$2,218
Equity loss from unconsolidated entities	(6)	(17)	(16)	(101)
Corporate general and administrative expenses	(3,677)	(4,093)	(15,941)	(15,975)
Interest expense	(2,853)	(315)	(5,805)	(2,380)
Other real estate expenses, net	(260)	(590)	(1,076)	(2,904)
(Impairment) reversal of impairment charge of land developed or held for future development	—	(677)	—	281

Income (loss )before income taxes	$1,605	$2,130	$(1,603)	(8,272)
Income tax benefit	—	—	—	—

Net (income) loss attributable to non-controlling interests	—	(306)	(329)	(1,205)

Net income (loss) attributable to AV Homes	$1,605	$1,824	$(1,932)	$(9,477)

Data from closings for the active adult and primary residential homebuilding segments for three months and year ended December 31, 2014 and 2013 is summarized as follows (dollars in thousands):

For the three months ended December 31,	Number of Units	Revenues	Average Price Per Unit
2014
Active adult communities	174	$46,570	$268
Primary residential	208	51,446	$247

Total	382	$98,016	$257

2013
Active adult communities	132	$33,193	$251
Primary residential	39	9,019	$231

Total	171	$42,212	$247

For the year ended December 31,	Number of Units	Revenues	Average Price Per Unit
2014
Active adult communities	477	$124,372	$261
Primary residential	476	118,799	$250

Total	953	$243,171	$255

2013
Active adult communities	281	$69,103	$246
Primary residential	200	45,349	$227

Total	481	$114,452	$238

Data from contracts signed for the active adult and primary residential homebuilding segments for three months and year ended December 31, 2014 and 2013 is summarized as follows (dollars in thousands):

For the three months ended December 31,	Gross Number of Contracts Signed	Cancellations	Contracts Signed, Net of Cancellations	Dollar Value	Average Price Per Unit
2014
Active adult communities	88	(9)	79	$21,202	$268
Primary residential	217	(53)	164	37,500	$229

Total	305	(62)	243	$58,702	$242

2013
Active adult communities	106	(14)	92	$21,359	$232
Primary residential	19	(6)	13	2,885	$222

Total	125	(20)	105	$24,244	$231

For the year ended December 31,
2014
Active adult communities	486	(52)	434	$114,671	$264
Primary residential	672	(112)	560	140,056	$250

Total	1,158	(164)	994	$254,727	$256

2013
Active adult communities	398	(53)	345	$81,712	$237
Primary residential	192	(74)	118	28,654	$243

Total	590	(127)	463	$110,366	$238

Backlog for the active adult and primary residential homebuilding segments as of December 31, 2014 and 2013 is summarized as follows (dollars in thousands):

As of December 31,	Number of Units	Dollar Volume	Average Price Per Unit
2014
Active adult communities	84	$22,757	$271
Primary residential	247	62,996	$255

Total	331	$85,753	$259

2013
Active adult communities	127	$29,362	$231
Primary residential	40	10,500	$263

Total	167	$39,862	$239